SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported), January 10, 2003

COGNOS INCORPORATED
(Exact name of registrant as specified in its charter)

Canada
_______________________________________
(State or other jurisdiction of incorporation)

0-16006	98-0119485
(Commission File Number No.)	(IRS Employer Identification No.)

3755 Riverside Drive
P.O. Box 9707, Station T
Ottawa, Ontario, Canada
K1G 4K9
_______________________________________
(Address of principal executive offices)

Registrant’s telephone number, including area code:

(613) 738-1440
_____________________________

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Item 2.     Acquisition or Disposition of Assets.

        On January 10, 2003, pursuant to the Agreement and Plan of Reorganization dated as of December 19, 2002 (the “Merger Agreement”), by and among Cognos Incorporated (“Cognos”), a Canadian corporation, Cognos Corporation (“US Sub”), a Delaware corporation and a wholly-owned subsidiary of Cognos, Argon Acquisition Corp. (“Merger Sub”), a Delaware corporation and wholly-owned subsidiary of US Sub, and Adaytum, Inc. (“Adaytum”), a Delaware corporation, Cognos completed its acquisition of Adaytum. Pursuant to the terms of the Merger Agreement, Merger Sub was merged with and into Adaytum with Adaytum continuing as the surviving corporation as a wholly-owned subsidiary of US Sub (“the Merger”). The aggregate merger consideration was approximately U.S. $157 million paid in cash. Additionally, in connection with the Merger, Cognos assumed certain stock options issued pursuant to Adaytum’s stock option plan, which became options to purchase approximately 860,000 shares of Cognos common shares. The consideration for and the other terms and conditions of the merger were determined by arms-length negotiations between Cognos and Adaytum. Adaytum offers planning and performance management solutions for business and public sector organizations.

        The Merger was approved by the Board of Directors of Cognos and Adaytum, as well as the shareholders of Adaytum, and applicable regulatory waiting periods have lapsed.

Item 7.     Financial Statements, Pro Forma Financial Information and Exhibits.

(a)	Financial Statements of Business Acquired

Financial statements required by this item shall be filed by amendment not later than 60 days after the date this Current Report on Form 8-K is required to be filed.

(b)	Pro Forma Financial Statements

Pro forma financial information required by this item shall be filed by amendment not later than 60 days after the date this Current Report on Form 8-K is required to be filed.

(c)	Exhibits

Exhibit No.	Description

2.1	Agreement and Plan of Reorganization dated as of December 19, 2002, by and among Cognos Incorporated, Cognos Corporation, Argon Acquisition Corp. and Adaytum, Inc. (previously filed with the Securities and Exchange Commission on December 23, 2002 as Exhibit 2.1 to the Current Report on Form 8-K of Cognos Incorporated, and incorporated herein by reference).

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COGNOS INCORPORATED
(Registrant)
Dated: January 17, 2003	By: /s/ Tom Manley

Tom Manley
Senior Vice President, Finance &
Administration and Chief
Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

2.1	Agreement and Plan of Reorganization dated as of December 19, 2002, by and among Cognos Incorporated, Cognos Corporation, Argon Acquisition Corp. and Adaytum, Inc. (previously filed with the Securities and Exchange Commission on December 23, 2002 as Exhibit 2.1 to the Current Report on Form 8-K of Cognos Incorporated, and incorporated herein by reference).